Exhibit 4.4

FIRST AMENDMENT TO

CREDIT AGREEMENT

Dated as of March 29, 2007

among

STRATEGIC HOTEL FUNDING, L.L.C.,

as the Borrower,

VARIOUS FINANCIAL INSTITUTIONS,

as the Lenders,

DEUTSCHE BANK TRUST COMPANY AMERICAS, as the Administrative Agent

DEUTSCHE BANK SECURITIES INC. and

CITIGROUP GLOBAL MARKETS INC.

as Co- Lead Arrangers and Joint Book Running Managers

CITICORP NORTH AMERICA, INC. and

WACHOVIA BANK NATIONAL ASSOCIATION as Co-Syndication Agents

BANK OF AMERICA, N.A. and

JPMORGAN CHASE BANK, N.A. as Co-Documentation Agent

and

LASALLE BANK, NATIONAL ASSOCIATION

As Senior Managing Agent

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this Amendment) is dated as of March 29, 2007 by and among STRATEGIC HOTEL FUNDING, L.L.C., a Delaware limited liability company (the Borrower), DEUTSCHE BANK TRUST COMPANY AMERICAS (DBTCA), as the administrative agent (in such capacity, the Administrative Agent) and the various financial institutions as are or may become parties to the Credit Agreement (as hereinafter defined) (together with DBTCA, collectively the Lenders and each individually, a Lender).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Credit Agreement, dated as of March 9, 2007, by and among Borrower, the Lenders, and the Administrative Agent (as amended, restated, replaced, supplemented or otherwise modified from time to time, the Credit Agreement), Borrower obtained the Facility from the Lenders; and

WHEREAS, Borrower has requested that the Lenders agree to amend the Credit Agreement as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree to amend the terms of the Credit Agreement as follows:

1.	Definitions. Capitalized terms used in this Amendment and not defined herein shall have the meaning provided in the Credit Agreement.

2.	Amendments to Credit Agreement.

(a)	The following definitions are hereby added to Section 1.1:

“Capped Call Options” shall mean over-the-counter call options to purchase shares of Guarantor common stock to hedge the obligations of Borrower or Guarantor in respect of convertible or exchangeable debt securities issued by Borrower or Guarantor.”

“Prague Indebtedness” means the Eur 104,000,000 loan made by Aareal Bank AG to SHR Prague Praha B.V. and any extension, restatement or refinancing of such Indebtedness, subject to compliance with the covenants set forth in Section 7.2.4, so long as (i) there is no additional recourse to Borrower or Guarantor as a result of such refinancing and (ii) such extension, restatement or refinancing is approved by the Administrative Agent in its reasonable discretion.

(b)	The definition of “Agreement” is hereby amended to delete the capitalized words “Amended and Restated”.

(c)	The definition of “Capital Stock” is hereby amended by the addition of the following sentence at the end of such definition: “For the avoidance of doubt, debt securities evidencing Unsecured Indebtedness issued by Borrower and that are convertible or exchangeable, under certain circumstances, into cash and/or common stock of the Guarantor shall not be deemed Capital Stock of the Borrower or the Guarantor for purposes of this Agreement or the other Loan Documents.”

(d)	The definition of “Mortgage Indebtedness” is hereby deleted in its entirety and replaced with the following: “Mortgage Indebtedness” means (x) with respect to any Property located in the United States, Property-level Non-Recourse Indebtedness, where the borrower under such Indebtedness is a special purpose bankruptcy-remote entity, and (y) with respect to any Property located other than in the United States, Indebtedness described in (x) or Non-Recourse Indebtedness secured by a mortgage (or local equivalent) on such Property, where the borrower under such Indebtedness and the owner of such Property are each foreign (non-Domestic) Subsidiaries of the Borrower.

(e)	The definition of “Non-Recourse Indebtedness” is hereby added to the Agreement: “Non-Recourse Indebtedness” or “non-Recourse Indebtedness” means Indebtedness with respect to which the right of recovery of the obligee is limited to recourse against the collateral securing such Indebtedness or, if the obligor is a Subsidiary of Borrower structured as a “ special/single purpose entity” the assets of which consist primarily of either a Property or direct or indirect interests in the Capital Stock of a Property Owner, then the right of recovery of the obligee is limited to the assets of the special/single purpose entities that are the obligor(s) with respect to such Indebtedness. Notwithstanding the foregoing, Non-Recourse Indebtedness may include customary recourse guaranties provided by or on behalf of the obligor in connection therewith.

(f)	The definition of “Recourse Indebtedness” is hereby deleted and replaced with the following: “Recourse Indebtedness” means Indebtedness that is not Non-Recourse Indebtedness.

(g)	The second sentence of Section 7.1.11 is hereby amended by deleting the word “generally” from the first line and by adding the phrase “provided that for purposes of this Agreement and the other Loan Documents payments are permitted to be made on such intercompany Indebtedness so long as no Default shall exist under this Agreement” at the end of subparagraph (i).

(h)	Section 7.2.2(g) is hereby amended by adding the phrase “, the Prague Indebtedness” after the word “Schedule” and before the word “and” in the second line.

(i)	Section 7.2.2 (h) is hereby deleted in its entirety and replaced by the following:

“(h) Unsecured Indebtedness of Borrower or Guarantor not otherwise permitted under the foregoing clauses (a)-(g), subject to compliance with the covenants set forth in Section 7.2.9, not to exceed $250,000,000 in aggregate principal amount at any time.”

(j)	A new subparagraph (i) shall be added to Section 7.2.2 as follows:

“(i) Intercompany Indebtedness issued in accordance with Section 7.1.11.”

(k)	Section 7.2.5 is hereby amended by the addition of the following clause (l):

“(l) Investments in Capped Call Options and the execution and performance of any intercompany transactions incidental to the issuance and settlement of the related exchangeable or convertible securities, including, without limitation, any agreement pursuant to which Guarantor will deliver to Borrower shares of Guarantor common stock deliverable upon conversion or exchange of such securities.”

(l)	Section 7.2.6 (a) is hereby amended by the addition of the following clause (iii):

“(iii) Guarantor and Borrower may purchase and exercise Capped Call Options.”

(m)	Section 7.2.6 (b) is hereby amended by the addition of the following final sentence:

“The foregoing restriction shall not be deemed to apply to the purchase or exercise of Capped Call Options by Borrower or Guarantor.”

(n)	Section 8.1.5 is hereby deleted in its entirety and replaced with the following:

“Section 8.1.5 Default on Other Indebtedness. A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness (other than Indebtedness described in Section 8.1.1) of the Consolidated Group having a principal amount, individually or in the aggregate, in excess of $25,000,000, or a default shall occur in the performance or observance of any obligation or condition, or any other event shall occur or condition shall exist, in either case, with respect to such Indebtedness (subject to any applicable grace period) if the effect of such default or other event or condition is to accelerate the maturity of any such Indebtedness or cause such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or to cause an offer to purchase or defease such Indebtedness to be required to be made, prior to its expressed maturity; provided, however, that payments required pursuant to the terms of an instrument or agreement otherwise permitted hereunder, that are not the result of a default in the performance or observance of any obligation or condition, shall not be deemed a default under this Section 8.1.5.”

3.	Full Force and Effect; Ratification. Except as modified herein, all of the terms and conditions of the Credit Agreement are and shall remain in full force and effect and, as modified hereby, the Borrower confirms and ratifies all of the terms, covenants and conditions of the Credit Agreement and the other Loan Documents. This Amendment constitutes the entire and final agreement among the parties hereto with respect to the subject matter hereof and there are no other agreements, understandings, undertakings, representations or warranties among the parties hereto with respect to the subject matter hereof except as set forth herein.

4.	Further Assurances. Borrower shall, and shall cause Guarantor and each of its Subsidiaries to, execute and acknowledge (or cause to be executed and acknowledged) and deliver to the Administrative Agent and Lenders all documents, and take all actions, reasonably required by the Administrative Agent and Lenders from time to time to confirm and ratify all of the terms, covenants and conditions of the Credit Agreement and the other Loan Documents.

5.	Document References. All references to the Credit Agreement in any of the Loan Documents shall be deemed to be a reference to the Credit Agreement as amended hereby.

6.	Effectiveness. This Amendment shall become effective as of the date hereof upon receipt by the Administrative Agent of counterparts hereof signed by the Borrower and the Required Lenders.

7.	Headings. Each of the captions contained in this Amendment are for the convenience of reference only and shall not define or limit the provisions hereof.

8.	Governing Law. This Amendment shall be governed by the laws of the State of New York, without regard to choice of law rules.

9.	Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile transmission or electronic transmission (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Amendment.

10.	Severability. The provisions of this Amendment are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, and not any other clause or provision of this Amendment.

IN WITNESS WHEREOF, the parties hereto have entered into this Amendment on the date first written above.

BORROWER:

STRATEGIC HOTEL FUNDING, L.L.C. a Delaware limited liability company

By:	/s/ Ryan M. Bowie
Name:	Ryan M. Bowie
Title:	Vice President & Treasurer

LENDERS:

DEUTSCHE BANK TRUST COMPANY AMERICAS, a New York banking corporation

By:	/s/ James Rolison
Name:	James Rolison
Title:	Director

By:	/s/ Linda Wang
Name:	Linda Wang
Title:	Director

CITICORP NORTH AMERICA, INC.

By:	/s/ Malav Kakad
Name:	Malav Kakad
Title:	Vice President

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BANK OF AMERICA, N.A.

By:	/s/ Steven P. Renwick
Name:	Steven P. Renwick
Title:	Senior Vice President

JPMORGAN CHASE BANK, N.A.

By:	/s/ Marc E. Costantino
Name:	Marc E. Costantino
Title:	Executive Director

LASALLE BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

WACHOVIA BANK, NATIONAL ASSOCIATION

By:	/s/ Cindy Bean
Name:	Cindy Bean
Title:	Vice President

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CREDIT SUISSE, Cayman Islands Branch

By:	/s/ Cassandra Droogan
Name:	Cassandra Droogan
Title:	Vice President

By:
Name:
Title:

BARCLAYS CAPITAL REAL ESTATE INC.

By:
Name:
Title:

RAYMOND JAMES BANK, FSB

By:
Name:
Title:

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